Kaiju ETF Advisors Code of Ethics

EFFECTIVE DATE: JUNE 1, 2023

The contents of this Code of Ethics are confidential and should not be disclosed or otherwise shared or disseminated in any way to any third party without the prior approval of the Chief Compliance Officer.

The policies and procedures set forth herein supersede all prior codes, policies and procedures.

Introduction and Things You Should Know
This is the Code of Ethics (the "Code" or "Code of Ethics") of Kaiju ETF Advisors (the "Company" or “Kaiju”). The Code includes the following sections:

●Definitions;

●Fiduciary Duty Standards;

●Code of Ethics Compliance and Administration;

●Guidelines for Professional Standards;

●Personal Trading Policies;

●Sanctions and Reporting Violations; and

●Insider Trading Policies.

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such situations.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●the adviser’s fiduciary duty to its clients;

●compliance with all applicable Federal Securities Laws;

●reporting and review of personal Securities transactions and holdings;

●reporting of violations of the code; and

●delivery of the code to all Supervised Persons.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer (the “CCO”). Do not speculate.

The Company expects all Supervised Persons to comply with the spirit of the Code, as well as its specific requirements.

The Company treats violations of this Code (including violations of its spirit) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment or engagement, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions
These terms have special meanings as used in this Code of Ethics. Defined terms from the Company’s Compliance Manual are incorporated by reference into this Code of Ethics.

Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. The CCO will determine which employees or contractors are considered Access Persons and therefore subject to the Personal Trading Policies section of this Code in addition to all of the other requirements of this Code of Ethics. All of the Company's officers and directors are presumed to be Access Persons.The CCO will notify each Supervised Person that is deemed an Access Person and will maintain a current list of Access Persons of the Company.

Advisers Act – The Investment Advisers Act of 1940.

Automatic Investment Plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Interest/Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by Members of the Family/Household who are living with the Access Person.

Chief Compliance Officer - Means Eileen Rebele, or another person that has been designated to perform the functions of Chief Compliance Officer. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Ryan Pannell or another qualified individual, and shall be clearly denoted in the Company's compliance files.

Client - Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Federal Securities Laws - Means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Material Nonpublic Information – See subsection 7 “Insider Trading Policy” herein.

Members of the Family/Household - "Members of the Family/Household" include:

●A spouse or domestic partner;

●children under the age of 18;

●children who are 18 or older (unless they do not live in the same household as the Access

Person and the Access Person does not contribute in any way to their support); and

●any person who lives in the Access Person's household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, adoptive relationships, significant others and roommates.

Non-Reportable Securities - See subsection titled “Reportable Securities” for a list of non-reportable securities.

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(5) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

RIC – Registered Investment Company, under the Investment Company Act of 1940.

Security or Securities - Means anything that is considered a "security" under the Investment Advisers Act of 1940. This is a very broad definition. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

●exchange traded funds;

●options on securities, on indexes and on currencies;

●investments in all kinds of limited partnerships;

●investments in foreign unit trusts and foreign mutual funds; and

●investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Chief Compliance Officer.

Supervised Person - Means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the CCO. The Chief Compliance Officer shall make the final determination as to who is considered a Supervised Person and will maintain a current list of Supervised Persons of the Company.

Fiduciary Duty Standards
This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interests of clients ahead of the Company's interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's clients.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Supervised Persons.

The Company’s Supervised Persons designated as Access Persons by a RIC shall certify annually to the RIC’s CCO compliance with the Company’s Code of Ethics. Additionally, the CCO will provide to each RIC annually a written report regarding the Company's Code of Ethics, in accordance with IC Act Rule 17j-1(c)(2)(ii), and the Company will comply with the recordkeeping requirements of IC Act Rule 17j-1(f). Quarterly certifications of compliance will be submitted by each Supervised Person to the Company’s CCO.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Company must act in its clients’ best interests. Neither the Company, nor any Supervised Person should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards
●At all times, all Supervised Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

●All Supervised Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence to the extent practicable. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.

●Supervised Persons must place the interests of clients first. All Supervised Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's clients. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client.

●Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Supervised Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

●All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
●No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.

●Supervised Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.

●Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.

●Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

●Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.

●Supervised Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material nonpublic information.

●No Supervised Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Supervised Persons) with the intention of manipulating financial markets for personal gain.

●Supervised Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.

●When any Supervised Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.

●Supervised Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.

●No Supervised Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.

●No Supervised Person shall provide loans or receive loans from clients without the prior written authorization from the CCO.

Code of Ethics Compliance and Administration
The CCO administers the Code of Ethics and shall certify Supervised Persons' compliance to the RIC’s CCO on a quarterly basis. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code of Ethics.

Access Person must complete periodic reports regarding reportable Personal Securities Transactions and Holdings under this Code. See the Personal Trading Policies section of this Code for further detail.

Nothing in this Code of Ethics prohibits Supervised Persons from reporting a possible violation of federal law or regulation directly to any governmental agency or entity, including but not limited to the SEC, Department of Justice, or any agency’s inspector general, or from making disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisors, the CCO, or any other person or entity affiliated with the Company to make such reports and disclosures and do not need to notify the Company that they have made such reports or disclosures. Further, nothing in this Code prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity. The Company will not retaliate in any way against a Supervised Person or former Supervised Person for providing information relating to a possible violation of federal or regulation any governmental agency or entity.

The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Supervised Persons of the Company, and the Company shall require each Supervised Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Supervised Persons are generally expected to discuss any perceived risks or concerns about the Company’s business practices with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Supervised Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of a senior officer of the firm.

The Company will distribute the Company’s Code of Ethics to each Supervised Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.

All Supervised Persons must acknowledge that they have received, read, understand, and agree to comply with the Company's Code of Ethics by completing the Acknowledgement of Receipt of the Code of Ethics upon commencement of employment or engagement with the Company, and annually thereafter. All Supervised Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Company will describe its Code of Ethics in Part 2A of Form ADV as required. Any client requests for the Company’s Code of Ethics should be directed to the CCO.

The CCO will maintain a copy of this Code of Ethics in the Company's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Company's advisory business.

Personal Trading Policies
Personal Securities Transactions
Personal trading activity conducted by the Company’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code
The Company’s Code of Ethics applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Ownership, which typically includes securities held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

The CCO will determine which employees or contractors are considered Access Persons

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity may constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities
The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following, which are Non-Reportable Securities:

●direct obligations of the Government of the United States;

●bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●shares issued by money market funds;

●shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;

●interests in 529 college savings plans; and

●shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company’s Code of Ethics.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the federal securities laws. If you have any questions as to whether your digital asset is reportable, contact the CCO.

Reporting Requirements
The Company must periodically collect information regarding the personal trading activities and holdings of all Access Persons as well as the existence of any account that holds, or is capable of holding any securities (including securities excluded from the definition of a Reportable Security). Access Persons must promptly report to the Company the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report Reportable Securities holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Submissions may be made electronically when available, or by using copies of the reporting forms that are included herein or obtained from the CCO. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO, and Access Persons are required to facilitate automated feeds of these brokerage statements to the Company, when available.

1.Initial Holdings Reports
No later than 10 calendar days after a Supervised Person becomes an Access Person (or within 10 days of the adoption of this Code if the Supervised Person was already an Access Person at the time of its adoption), that Access Person must submit a Periodic Holdings Report: Reportable Securities to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.Annual Holdings Reports
By January 31 of each year, each Access Person must file a Periodic Holdings Report: Reportable Securities with the CCO. Annual reports must be current as of December 31st of the preceding year.

Content Requirements for the Periodic Holdings Report: Reportable Securities

Each holdings report must contain at a minimum:

●the name and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares or principal amount as applicable of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

●the name of any broker, dealer or bank with which the Access Person custodies the reported holding; and;

●the date the Access Person submits the report.

All information contained in the holding report must be current as noted above. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

3.Initial Accounts Disclosure Report
No later than 10 calendar days after a Supervised Person becomes an Access Person (or within 10 days of the adoption of this Code if the Supervised Person was already an Access Person at the time of its adoption), that Access Person must submit a Periodic Accounts Report: Reportable & Non-Reportable to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

4.Annual Accounts Disclosure Report
By January 31 of each year, each Access Person must file a Periodic Accounts Report: Reportable & Non-Reportable with the CCO. Annual reports must be current as of December 31st of the preceding year.

Content Requirements for the Periodic Accounts Report: Reportable & Non-Reportable

Each accounts report must contain at a minimum:

●the name of any broker, dealer or bank with which the Access Person maintains an account which holds, or is capable of holding, any securities, including securities that are not Reportable Securities, for the Access Person's direct or indirect benefit;

●the account title and account number;

●an indication as to whether the account is reportable or non-reportable, and if non-reportable, what make the account non-reportable (i.e. the account can only custody mutual funds); and;

●the date the Access Person submits the report.

All information contained in the accounts report must be current as noted above. If you do not have any accounts to report, this should be indicated on the relevant accounts report.

5.Quarterly New Accounts Disclosure Report
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly New Accounts Report: Reportable & Non-Reportable with the CCO.

The Quarterly New Accounts Report: Reportable & Non-Reportable requires each Access Person to report any new securities accounts opened during the most recent calendar quarter in which the Access Person had any direct or indirect Beneficial Ownership.

Quarterly reports must be current as of the end of the preceding calendar quarter.

Content Requirements for the Quarterly New Accounts Report: Reportable & Non-Reportable

Each accounts report must contain at a minimum:

●the name of any broker, dealer or bank for any account opened during the quarter to hold any securities, including securities that are not Reportable Securities, for the Access Person's direct or indirect benefit;

●the account title and account number;

●the date the account was established;

●an indication as to whether the account is reportable or non-reportable, and if non-reportable, what make the account non-reportable (i.e. the account can only custody mutual funds); and;

●the date the Access Person submits the report.

6.Quarterly Transaction Reports
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions Report with the CCO.

The Quarterly Report of Personal Securities Transactions Report requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

●the date of the transaction, the name, type, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

●the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●the price of the security at which the transaction was effected;

●the name of the broker, dealer or bank with or through which the transaction was effected; and

●the date the Access Person submits the report.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. When available, the Access Person may facilitate automated feeds of these brokerage statements to the Company. Alternatively, Access Persons may detail their transactions on the Quarterly Report of Personal Securities Transactions Report. The CCO may accept copies of account statements directly from the Access Person at her discretion.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Report of Personal Securities Transactions Report. Signed and dated Quarterly Report of Personal Securities Transactions Report and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Company's files. Another appropriately designated individual will review the CCO's personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The Company’s Code of Ethics is designed to mitigate material conflicts of interest with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, monitors Access Persons’ trading to detect potential issues including but not limited to:

●trading in securities appearing on the Restricted List;

●frequent short-term trades detrimental to their work;

●front-running and other trading in conflict with client interests; and

●trading that appears to be based on Material Nonpublic Information.

The CCO will review reports submitted pursuant to the Code of Ethics for potential behavior issues. The CCO’s trades are reviewed by the Founder and CEO. Upon review, the CCO/Founder and CEO will initial and date each report received, and document a written description of any issues noted. Personal trading that appears problematic may result in further inquiry by the CCO and CEO.

Prohibited and Restricted Transactions
●Access Persons may not acquire or participate in an initial public offering without first obtaining written approval from the CCO. (For the CCO' s personal trades, the CCO must first obtain written approval from the Founder and CEO.)

●Any Access Person wishing to purchase or sell a security obtained through a Private Placement must first obtain written approval by the CCO. In addition, if an Access Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.

●Participation in investment clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-Clearance
The Company does not require pre-clearance of all Access Persons' personal securities transactions. If, however, the CCO, or designee, determines an exception/red flag based on regular reviews of an Access Person's personal securities transactions, the CCO may require a specific Access Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the CCO shall determine beginning and ending dates for the pre-clearance requirement.

As noted above, transactions in Private Placements and initial public offerings are prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first submitting a Personal Securities Trading Pre-Clearance Request to the CCO for review. If pre-clearance is obtained, the Access Person shall act promptly taking the necessary steps to effectuate the IPO or Private Placement investment.

The CCO may revoke a pre-clearance anytime up until the Access Person has made a firm commitment to invest. The CCO will explain to the Access Person why pre-clearance is required and have the Access Person sign an acknowledgement of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company's files.

Timing of Personal Transactions
When the Company is purchasing or selling, or considering for purchase or sale a Reportable Security on behalf of a client account, no Access Person with knowledge of such Company’s purchase or sale may effect a transaction in a Reportable Security prior to the client purchase or sale having been executed, or until the Company’s decision has been made not to pursue the transaction. Access Persons are permitted to purchase or sell Reportable Securities as part of the Company’s aggregated orders. Other exceptions include trades as a result of an automatic investment plan, dividend and reinvestments plans.

Sanctions and Reporting Violations of the Code
Disciplinary Responses
All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the Directors of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment or engagements (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Supervised Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Insider Trading Policy
Background
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any Supervised Person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

●trading by an insider while in possession of Material Nonpublic Information;

●trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;

●communicating Material Nonpublic Information to others in breach of a fiduciary duty; and trading or tipping Material Nonpublic Information regarding an unannounced tender offer.

Definitions

Material Information. "Material Information" generally includes:

●any information that a reasonable investor would likely consider important in making his or her investment decision; or

●any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Nonpublic Information. Information is "nonpublic" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which Nonpublic Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information.

Policies and Procedures
The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Supervised Persons regarding insider trading, and to detect and prevent insider trading by any person supervised with the Company. (Periodically, Supervised Persons will receive training regarding insider trading and Material Nonpublic Information.) The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of Material Nonpublic Information to trade in securities or the communication of Material Nonpublic Information to others.

Prohibited Use or Disclosure of Material Nonpublic Information
Supervised Persons are strictly forbidden from engaging in insider trading, either personally or on behalf of the Company or its clients.

In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.

Supervised Persons may disclose Material Nonpublic Information only to the Company Supervised Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure
Nonpublic Information about the Company’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Company owes to its clients.

Receipt of Information
In certain instances, Supervised Persons of the Company may receive information that may be deemed to be Material Nonpublic Information. To the extent possible, Supervised Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Supervised Persons should immediately inform the CCO if they have or believe they have received Material Nonpublic Information.

If Supervised Persons have questions as to whether they are in possession of Material Nonpublic Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons supervised by the Company may have received unauthorized Material Nonpublic Information, the CCO will take immediate action to investigate the matter thoroughly. Where a Supervised Person may have received Material Nonpublic Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Supervised Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders
The concept of "insider" is broad, and includes all persons supervised with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person supervised by the Company may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank-lending officers and the Supervised Persons of such organizations.

Third parties with whom the Company has a relationship, such as the Company’s analyst or researcher, may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

●being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);

●working for an investment bank, consulting firm, supplier, or customer of an issuer;

●sitting on an issuer’s creditors committee;

●personal relationships with connected individuals; and

●a spouse’s involvement in any of the preceding activities.

A Supervised Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals supervised with a third party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Company due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Rumors
Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of the Company and other market participants and trading counterparties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Penalties for Insider Trading
The legal consequences for trading on or communicating Material Nonpublic Information are severe,

both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

●civil injunctions;

●jail sentences;

●revocation of applicable securities-related registrations and licenses;

●fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●fines for the Supervised Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Gifts and Entertainment
Policies and Procedures
Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this Policy. The prohibitions and limitations below do not apply to gifts or entertainment between a Supervised Person and a Company client who is an immediate family member of the Supervised Person.

Gift Giving Policy
The Company's Supervised Persons are prohibited from giving gifts that may appear lavish or excessive, and must receive written approval from the CCO prior to giving a gift valued in excess of
$100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Supervised Persons should submit the Gifts and Entertainment Report to meet the requirements of this policy. Supervised Persons are prohibited from giving a cash payment of any kind or a gift of more than nominal value to a person for soliciting or referring clients or potential clients.

Entertainment Giving Policy
The Company's Supervised Persons are prohibited from giving entertainment that may appear lavish or excessive, and must receive written approval from the CCO prior to giving entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Supervised Persons should submit the Gifts and Entertainment Report to meet the requirements of this Policy.

These policies are not intended to prohibit normal business entertainment.

Supervised Persons’ Receipt of Gifts
On occasion, Supervised Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. Supervised Persons are prohibited from accepting gifts that may appear lavish or excessive, and must promptly report the receipt of gifts valued in excess of $100 to the CCO.

Use the Gifts and Entertainment Report to meet the requirements of this Policy. Gifts such as gift baskets or lunches delivered to the Company’s offices, which are received on behalf of the Company, do not require reporting.

Supervised Persons’ Receipt of Entertainment
Supervised Persons are prohibited from accepting entertainment that may appear lavish or excessive, and must promptly report the receipt of entertainment valued in excess of $100 to the CCO. Use the Gifts and Entertainment Report to meet the requirements of this Policy.

Gifts and Entertainment Given to Union Officials
Any gift or entertainment provided by the Company to a labor union or a union official in excess of
$250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Company’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO on the Gifts and Entertainment Report.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”
The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Supervised Persons should submit the Gifts and Entertainment Report to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Acknowledgement of Receipt of the Code of Ethics

I acknowledge that I have received a copy of the Company’s current Code of Ethics and represent that:

●I have received and read the Code of Ethics and all policies and procedures contained herein, and I understand them.

●I will comply with the Code of Ethics and all policies and procedures detailed herein in all respects.

●I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any regulatory organization.

●I understand that if I violate any provisions of the Code of Ethics or the Company’s Compliance Manual, I may be subject to sanctions imposed by the Company up to and including termination of employment/engagement.

Supervised Person’s Name:

Supervised Signature:

Date:

Periodic Holdings Report: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)	Name of Broker-Dealer

In lieu of listing all Reportable Securities holdings above, I have attached broker statements for each Covered Account containing the same detail     . (Initial if you are opting to attach statements).

If you have no direct or indirect Beneficial Interest in any account containing any securities, indicate “NO ACCOUNTS/HOLDINGS TO DISCLOSE” in the table above.

I certify that this report fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I acknowledge that I am deemed to have a Beneficial Interest in securities holdings of immediate family members that live in my household.

Signature:         Name:        Date:

The initial report should be submitted to the CCO within 10 days of becoming an Access Person and should include current information, no more than 45 days prior to the date the person became an Access Person. Annual reports should be submitted by January 31st of each year and the information should be current as of the previous December 31st.

Report reviewed by:        Date:

Periodic Accounts Report: Reportable & Non-Reportable

Name of Broker or Bank	Account Title	Account Number	Account Reportable or Not? (Y or N)	If Not Reportable, Explain Why

The above information is current as of:     .

I certify that this report fully discloses all of the securities accounts (reportable and non-reportable) in which I have a Beneficial Interest. I acknowledge that I am deemed to have a Beneficial Interest in securities holdings of immediate family members that live in my household. I understand that if an account can custody securities, even if it holds no securities, it is reportable.

Signature:      Name:     Date:

The initial report should be submitted to the CCO within 10 days of becoming an Access Person and should include current information, no more than 45 days prior to the date the person became an Access Person. Annual reports should be submitted by January 31st of each year and the information should be current as of the previous December 31st.

Report reviewed by:     Date:

Quarterly New Accounts Report: Reportable & Non-Reportable

For the Quarter Ended:

Name of Broker or Bank	Account Title	Account Number	Date Account Was Established	Account Reportable or Not? (Y or N)	If Not Reportable, Explain Why

I certify that this report fully discloses all securities accounts (reportable and non-reportable) opened during the calendar quarter noted above in which I have a Beneficial Interest. I acknowledge that I am deemed to have a Beneficial Interest in accounts of immediate family members that live in the same household. I understand that if an account can custody securities, even if it holds no securities, it is reportable.

If you have no new accounts to report for the quarter, insert “Nothing to Report” in the above table.

Signature:      Name:     Date:

This report should be submitted to the CCO within 30 days following the end of each calendar quarter and the information should be current as of the end of the most recent calendar quarter (i.e. reports due on April 30th should include information as of March 31st).

Report reviewed by:        Date:

Quarterly Report of Personal Securities Transactions
For the Quarter ended:

Date	Security Name	Type (stock, bond, etc.)	Ticker or CUSIP	Buy/Sell	# of Shares	Principal Amount	Interest Rate/Maturity	Price	Executing Broker-Dealer

In lieu of listing all Reportable Securities transactions above, I have provided broker statements for each Covered Account containing the same details     . (Initial if you are opting to attach statements)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I acknowledge that I am deemed to have a Beneficial interest in securities transactions of immediate family members living in my household.

If you have not purchased or sold any Reportable Securities in which you have a Beneficial Interest, indicate “NONE” in the table above.

Signature:      Name:     Date:

This report should be submitted to the CCO within 30 days following the end of each calendar quarter.

Report reviewed by:        Date:

Personal Securities Trading Pre-Clearance Request

Transaction Type: Buy/Sell/Short/Cover Short/Other (describe):

Security Name:

Type of Security (Stock/Debt/Option/PE Fund/Hedge Fund/Crypto/Other (describe): Symbol or Identifier:
Number of Shares/Units/Contracts/Principal Amount:

Expiration Date of Options, if applicable:

Broker/Custodian & Account Number for Transaction:

Approximate Dollar Amount of Investment:

Does the Transaction Involve an IPO?

Does the Transaction Involve a Private Placement?

If the Request is to Invest in a Private Fund, Describe the Investment Strategy. Pre-clearance is sought through (date):
By signing below, I certify & Acknowledge the following:

1.I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Firm policy, confidentiality agreements or securities laws.

2.The proposed transaction does not limit a client’s investment opportunities or disadvantage a client in any way.

3.I am not contractually or legally prohibited from executing this transaction (i.e. I am not a restricted person under FINRA Rule 5130 or 5131)

Signature:         Date:

Name:

Compliance Response:
Approved:      Disapproved:         Date:

Reviewer:         Signature:

Reviewer Notes:

Quarterly Certification of Compliance for Supervised Persons

In accordance with the policies and procedures as detailed in the Code of Ethics, I certify that during the quarter ending     :

    I have exclusively used Company provided email and Slack messaging for all communications pertaining to the business of the Company.

    I have not used any social networking sites for any Company purpose and have disclosed all social media platforms on which I am active to the Company.

    I am not aware of any conflicts of interest that have not already been disclosed to the CCO involving the Company, me, or my immediate family members, and any client.

    I have not received any complaints and understand that any complaints I receive must be promptly reported to the CCO.

    I am not aware of any potentially material, non-public information that has not already been disclosed to the CCO.

    I am not aware of any known or suspected violation of the Code of Ethics and understand that any known or suspected Code of Ethics violations must be promptly reported to the CCO.

    I have complied in all respects with the Company’s policies regarding the approval of and my involvement in Outside Business Activities.

    I have reported all gifts and entertainment given or received in accordance with the Company’s reporting policies.

    I have complied with the Code of Ethics in all other respects.

For Access Persons Only:

    I have complied in all respects with the Company’s Personal Trading Policies.

Print Name:

Signature:

Dated:

Gifts and Entertainment Report

I am (requesting/ reporting) the (giving/ receipt) of a (gift / entertainment). (circle as applicable) Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or the Company.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No Is the recipient an ERISA plan fiduciary? Yes/No
Is the recipient an officer, employee, or other “instrumentality” of a foreign government? Yes/No Is the recipient a state or local pension official? Yes/No
Is the recipient otherwise a state or local government or political official (candidate or incumbent) or a state or local political party? Yes/No

Signature    Date

Print Name

Reviewer Use Only

     Approved         Not Approved

Reviewed by:

Title:

Date:

Additional Notes (if needed):